Exhibit 10.4

Eco Wave Power Ltd

52 Derech Menachem Begin St.,Tel Aviv,Israel

Office phone: +972--3-509-4017 | fax: +972-3-6202807

Email: Info@ecowavepower.com | Site: www.ecowavepower.com

January 21st, 2021

To:	Eco Wave Power Ltd.
Derech Menachem Begin 52
Tel Aviv

From:	Mr. David Leb

Director and shareholder

Subject: Outstanding loans from David Leb to Eco Wave Power Ltd.

This is to confirm that on December 31st, 2019 I had the following 2 outstanding loans to Eco Wave Power Ltd. (Hereinafter - “EWP”):

1.	$200k loan – In accordance with the loan agreement dated June 1st, 2019 the loan must be repaid through monthly instalments of $666 from January 2019. The remaining amount and accrued interest at the rate of 4%, must be repaid within 12 months. As of the date of the loan agreement and 12 months from the date of this letter, I do not intend to withdraw loan amounts.

The loan amount as of December 31st, 2019 was $204,667 including interest.

The loan amount as of December 31st, 2020 was $212,667 including interest.

2.	$800k loan - In accordance with the loan agreement dated June 1st, 2019 the credit period is 36 months and if the loan is not repaid within the credit period, an interest rate of 4% applies. The decision whether to pay within 36 months or not lies with the company.

The loan amount as of December 31st, 2019 was $800,000. The company accrued $18,667 interest in case it will not pay within the 36 months period.

The loan amount as of December 31st, 2020 was $800,000. The company accrued $50,667 interest in case it will not pay within the 36 months period.

Sincerely,

/s/ David Leb
David Leb
Director and shareholder